Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205655) and Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-212366) of 8point3 Energy Partners LP of our report dated February 28, 2017, relating to the consolidated balance sheets of SG2 Holdings, LLC and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, changes in members’ equity, and cash flows for the years then ended, and of our report dated February 28, 2017, relating to the consolidated balance sheets of NS Solar Holdings, LLC and Subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year ended December 31, 2016 and the period from April 30, 2015 (Date of Acquisition) to December 31, 2015, which appear in this Form 10-K/A.

/s/ Frazier & Deeter, LLC

March 6, 2017